Exhibit 4.1

This Note has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under the provisions of any applicable state securities laws, but has been acquired by the registered holder hereof for purposes of investment and in reliance on statutory exemptions under the Securities Act, and under any applicable state securities laws. This Note may not be sold, pledged, transferred or assigned except in a transaction which is exempt under provisions of the Securities Act and any applicable state securities laws or pursuant to an effective registration statement; and in the case of an exemption, only if the Company has received an opinion of counsel satisfactory to the Company that such transaction does not require registration of this Note. This note is exempt from registration under section 4(2) of the Securities Act.

DIGITAL POWER CORPORATION

December 5, 2017	$600,000

CONVERTIBLE PROMISSORY NOTE

Digital Power Corporation, a California corporation (the “Company”), for value received, hereby promises to pay to the order of WT Johnson & Sons (Huddersfield) Ltd., or its registered assign(s) (the “Holder”), the principal sum of Six Hundred Thousand Dollard ($600,000) (the “Note”).

1.       Payments; Prepayment.

(a)     Payments. This Note is issued on December 5, 2017 (the “Closing Date”). Except as provided elsewhere in this Section 1, the principal of this Note (the “Principal”) shall be payable on or before December 4, 2019 (the “Maturity Date”). This Note shall not bear interest. On the first business day following the Maturity Date, sent by overnight courier or registered mail, the Holder shall receive payment of the outstanding Principal, if any. All payments in respect of the Principal shall be made in cash in U.S. dollars and in immediately available funds.

(b)     Voluntary Prepayment. The Principal amount of this Note may be prepaid by the Company, in whole or in part, without penalty, at any time. Upon any prepayment of a portion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Company to the Holder for the principal balance of this Note which shall not have been paid.

2.       Conversion into Common Stock.

(a)     Voluntary Conversion. Subject to and upon compliance with the provisions of Sections 2(c) through 2(f) of this Note, at any time while this Note is outstanding, the Holder shall have the right, at its option, to convert all or a part of the outstanding Principal Date into that number of shares of Common Stock equal to the result of dividing the Principal amount of this Note by $1.00 (as may be adjusted for stock splits, stock dividends, subdivisions or combinations of, or similar transactions in, the Common Stock, the “Conversion Price”).

(b)     Reduction of Principal. The Principal due hereunder shall automatically be reduced by the amount of Principal that has previously been converted pursuant to Section 2(a) hereof.

(c)      Conversion Mechanics. In order to exercise its voluntary conversion rights pursuant to Section 2 of this Note, the Holder shall deliver a written notice of election to convert sent by email, overnight courier or registered mail in the form of which is attached hereto as Annex A (each, a "Conversion Notice") setting forth the amount of Principal the Holder is electing to convert, duly completed and signed, to the Company. Each conversion shall be deemed to have been effected immediately prior to the close of business on the first business day following the date that the Conversion Notice is sent to the Company (the “Conversion Date”), and the Holder shall be deemed to have become the holder of record of the shares of Common Stock at such time and on such date.

(d)      Delivery of Certificate(s). As promptly as practicable after delivery by the Holder of the Conversion Notice and in any event within three (3) business days after such delivery, the Company shall issue and deliver to the Holder a certificate or certificates for the number of full shares of Common Stock. In the event that less than the total Principal remaining under this Note is converted pursuant to this Section 2, the Company shall, simultaneously with the issuance of certificates for the shares of Common Stock issuable upon conversion of all or part of this Note, cause the Company to issue and deliver to the Holder (or in accordance with the instructions of the Holder) a new Note for the balance of the Principal not so converted. All shares of Common Stock delivered upon conversion of all or part of this Note will upon delivery in accordance with the provisions hereof be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.

(e)      Fractional Shares. No fractional shares or securities representing fractional shares of Common Stock shall be issued upon conversion of all or part of this Note. Any fractional interest in a share of Common Stock resulting from conversion of all or part of this Note shall be paid in cash (computed to the nearest cent) equal to such fraction multiplied by the Conversion Price on the date of such conversion.

(f)      Holder’s Conversion Limitations.

(i)     The Company shall not be obligated to issue any shares of Common Stock pursuant to the terms of this Note, and the Holder shall not have the right to receive pursuant to the terms of this Note any shares of Common Stock, if the issuance of such shares of Common Stock, when aggregated with the shares of Common Stock underlying that certain $1,667,766 Convertible Promissory Note issued to the original Holder pursuant to that certain Exchange Agreement dated of even date herewith by and between the Company and the original holder, would exceed 3,249,219 shares of Common Stock (the “Exchange Cap”), except that such limitation shall not apply in the event that the Company obtains the approval of its stockholders as required by the applicable rules of the NYSE American for issuances of Common Stock in excess of such amount. In the event that the Holder shall sell or otherwise transfer any of the Note, the transferee shall be allocated a pro rata portion of the Exchange Cap, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap allocated to such transferee.

(ii)     The Company shall not effect any conversion of this Note, and a Holder shall not have the right to convert any portion of this Note, to the extent that after giving effect to the conversion set forth on the applicable Notice of Conversion, the Holder (together with the Holder's Affiliates (as defined below), and any Persons acting as a group together with the Holder or any of the Holder's Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted principal amount of this Note beneficially owned by the Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 2(f)(ii), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder.  To the extent that the limitation contained in this Section 2(f)(ii) applies, the determination of whether this Note is convertible (in relation to other securities owned by the Holder together with any Affiliates) and of which principal amount of this Note is convertible shall be in the sole discretion of the Holder, and the submission of a Notice of Conversion shall be deemed to be the Holder's determination of whether this Note may be converted (in relation to other securities owned by the Holder together with any Affiliates) and which principal amount of this Note is convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, the Holder will be deemed to represent to the Company each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2(f)(ii), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Company's most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Company, or (iii) a more recent written notice by the Company or the Company's transfer agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of a Holder, the Company shall within two (2) business days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The "Beneficial Ownership Limitation" shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Note held by the Holder.  The Beneficial Ownership Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(f)(ii) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Note. “Affiliate” means, as to any person, any other person (a) that directly or indirectly through one or more intermediaries controls or is controlled by, or is under direct or indirect common control with, the subject person, (b) that directly or indirectly beneficially owns or holds ten percent (10%) or more of any class of voting equity of the subject person, or (c) ten percent (10%) or more of the voting equity of which is directly or indirectly beneficially owned or held by the subject person. For the purposes of this definition, “control” when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, through representation on such person’s board of directors or other management committee or group, by contract or otherwise.

3.       Covenants of Company

The Company covenants and agrees that, so long as any principal of this Note shall remain unpaid, unless the Holder shall otherwise consent in writing, it will comply with the following terms:

(a)      Compliance with Laws. The Company will comply, in all material respects with all applicable laws, rules, regulations and orders, except to the extent that noncompliance would not have a material adverse effect upon the business, operations or financial condition of the Company taken as a whole.

(b)     Preservation of Existence. The Company will maintain and preserve, and cause each subsidiary, if any, to maintain and preserve, its existence, and become or remain duly qualified and in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, operations or financial condition of the Company, taken as a whole.

(c)     Maintenance of Properties. The Company will maintain and preserve, all of its properties which are necessary in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any forfeiture or material loss thereof or thereunder.

(d)     Keeping of Records and Books of Account. The Company will keep adequate records and books of account, with complete entries made in accordance with generally accepted accounting principles, reflecting all of its financial and other business transactions.

4.       Events of Default and Remedies

(a)      Any one or more of the following events which shall have occurred and be continuing shall constitute an event of default (“Event of Default”):

(i) The Company or any subsidiary (A) shall institute any proceeding or voluntary case seeking to adjudicate it bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of any order for relief or the appointment of a receiver, trustee, custodian or other similar official for such the Company or any subsidiary or for any substantial part of its property, or shall consent to the commencement against it of such a proceeding or case, or shall file an answer in any such case or proceeding commenced against it consenting to or acquiescing in the commencement of such case or proceeding, or shall consent to or acquiesce in the appointment of such a receiver, trustee, custodian or similar official; (B) shall be unable to pay its debts as such debts become due, or shall admit in writing its inability to apply its debts generally; (C) shall make a general assignment for the benefit of creditors; or (D) shall take any action to authorize or effect any of the actions set forth above in this subsection 4(a)(i);

(ii) Any proceeding shall be instituted against the Company seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for the Company or for any substantial part of its property, and either such proceeding shall not have been dismissed or shall not have been stayed for a period of sixty (60) days or any of the actions sought in such proceeding (including, without limitation, the entry of any order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur; or

(iii) The Company shall fail to pay the any part of the Principal when due hereunder;

(b)     If an Event of Default described above has occurred, then the Holder may, without further notice to the Company, declare the principal amount of this Note at the time outstanding, and all other amounts payable under this Note to be forthwith due and payable, whereupon such principal and all such amounts shall become and be forthwith due and payable.

(c)     The Company covenants that in case the Principal of the Note becomes due and payable by declaration or otherwise, then the Company will pay in cash to the Holder of this Note, the whole amount that then shall have become due and payable on this Note for Principal. In case the Company shall fail forthwith to pay such amount, the Holder may commence an action or proceeding at law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceeding to judgment or final decree against Company or other obligor upon this Note, wherever situated, the monies adjudicated or decreed to be payable.

5.       Miscellaneous

(a)     This Note has been issued by the Company pursuant to authorization of the Board of Directors of the Company.

(b)     The Company may consider and treat the party in whose name this Note shall be registered as the absolute owner thereof for all purposes whatsoever (whether or not this Note shall be overdue) and the Company shall not be affected by any notice to the contrary. Subject to the limitations herein stated, the registered owner of this Note shall have the right to transfer this Note by assignment, and the transferee thereof shall, upon his registration as owner of this Note, become vested with all the powers and rights of the transferor. Registration of any new owners shall take place upon presentation of this Note to the Company at its principal offices, together with a duly authenticated assignment. In case of transfer by operation of law, the transferee agrees to notify the Company of such transfer and of its address, and to submit appropriate evidence regarding the transfer so that this Note may be registered in the name of the transferee. This Note is transferable only on the books of the Company by the holder hereof, in person or by attorney, on the surrender hereof, duly endorsed. Communications sent to any registered owner shall be effective as against all holders or transferees of the Note not registered at the time of sending the communication.

(c)     Payments of Principal shall be made as specified above to the registered owner of this Note.

(d)     Except in its capacity as a holder of shares of Common Stock, the Holder shall not, by virtue hereof, be entitled to any rights of a shareholder in the Company, whether at law or in equity, and the rights of the Holder are limited to those expressed in this Note.

(e)     Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Note, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Note, if mutilated, the Company shall execute and deliver a new Note of like tenor and date.

(f)     This Note shall be construed and enforced in accordance with the laws of the State of New York, without regard to the principles of conflicts of law thereof. The Company and the Holder hereby consent to the jurisdiction of the Courts of the State of New York and the United States District Courts situated therein in connection with any action concerning the provisions of this Note instituted by the Holder against the Company.

(g)     No provision of this Note may be waived or amended, except in a written instrument signed, in the case of an amendment, by the Company and the Holder, or in the case of a waiver, by the Holder.

(h)     The Company hereby covenants and agrees that the Company will not avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

(i)     No remedy conferred in this Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereinafter existing at law or in equity or by statute or otherwise. Nothing contained in this Note shall be construed to extend any payment date or the Maturity Date or require any notice for payment on the Maturity Date or any other payment date.

(j)     If any provision of this Note is declared by a court of competent jurisdiction to be in any way invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name by its duly authorized officers.

DIGITAL POWER CORPORATION

By:
Name:	Amos Kohn
Title:	Chief Executive Officer

Annex A

CONVERSION NOTICE

(To be executed by the Holder in order to Convert the Note)

TO:

The undersigned hereby irrevocably elects to convert $                                                           of the principal amount of the Convertible Promissory Note due December 4, 2019 into shares of Common Stock of Digital Power Corporation, according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date:

Amount to be converted:	$

Conversion Price:	$

Number of shares of Common Stock to be issued:

Amount of Note Unconverted:	$

Please issue the shares of Common Stock in the following name and to the following address:

Issue to:

Authorized Signature:

Name:

Title:

Broker DTC Participant Code:

Account Number: